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                                                                    EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 16, 2001 in Post-Effective Amendment No. 2 to the Registration Statement (Form S-4 No. 333-86835) and related Prospectus of dj Orthopedics, LLC, DJ Orthopedics Capital Corporation and DonJoy, L.L.C. for the Registration of 12 5/8% Senior Subordinated Notes due 2009.

We also consent to the use of our report dated February 16, 2001 with respect to the financial statement schedule of DonJoy L.L.C. for the years ended December 31, 2000, 1999, and 1998 included in the Annual Report (Form 10-K) for 2000 filed with the Securities and Exchange Commission.


                                                 /s/ ERNST & YOUNG LLP

San Diego, California
May 4, 2001